Exhibit 99.1

HighPeak Energy, Inc. Announces Strategic Alternatives Process

and Guidance for 2023 and 2024

Fort Worth, Texas, January 23, 2023 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced that its Board of Directors (the “Board”) has voted to initiate a process to evaluate certain strategic alternatives to maximize shareholder value, including a potential sale of the Company. Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC have been retained as financial advisors and Vinson & Elkins L.L.P. as legal counsel to assist in the review process. Furthermore, HighPeak is providing 2023 and 2024 guidance herein, as approved by the Board.

HighPeak Chairman and Chief Executive Officer, Jack Hightower, released the following statement:

The Board and I believe now is an opportune time to capture the value we do not consider is presently reflected in our share price. We have worked diligently over the last few years to secure this position and are poised to capitalize on the favorable energy market outlook.

Many investors remain unfamiliar with the extent of de-risking that has occurred in the Eastern Howard County area of the Midland Basin. There are currently 11 oil and gas companies running 21 rigs in Howard County, with over 1,600 completions in the last three years. HighPeak successfully drilled 215 horizontal wells across the Wolfcamp and Spraberry formations since inception. Furthermore, set against an economic backdrop of increasing scarcity of premium undeveloped inventory in the Permian Basin, HighPeak has identified approximately 2,500 total locations, including approximately 1,300 delineated primary locations which have a projected average return of 95% at a flat price of $90/Bbl WTI and $4/MMBtu HH natural gas. Our production is over 90% liquids and, based on public data, our margins are the highest of any pure-play Permian Basin public company. Our primary inventory locations alone are expected to provide over 14 years of activity at a 4-rig pace, which is what we project will be needed to maintain our estimated 2024 production level of around 75,000 Boe per day.

We believe our current acreage position of approximately 110,000 acres, consisting of two highly contiguous blocks, is configured optimally for efficient development. From the beginning, we had the long-term goal to both develop this acreage to maximize our returns and to minimize future infill, parent-child related issues. We have planned our facilities, infrastructure, and production corridors in an environmentally sound, efficient manner and consider our asset base, with its many years of high return inventory and first-class infrastructure and production facilities, as one of the premier acreage positions in the Midland Basin.

Based on our forecast, we anticipate having self-sustaining operations and becoming cash flow positive in the second half of this year and then transitioning into consistent free cash flow generation thereafter. We believe we are currently trading at a substantial discount to our intrinsic value and our investors will benefit materially as we transition into a free cash flow mode. Likewise, we believe many companies would benefit from owning our portfolio to extend their premium inventory life and enhance their return on capital. Due to our deep, high return inventory, industry leading margins, and long-term free cash flow generating asset base, we believe that our share price should move up to the trading multiples currently realized by certain potential purchasers and large cap pure play owners of Midland Basin assets. In closing, the Board and I are excited to start this process to explore ways to maximize the Company’s value for all its shareholders.

- Jack Hightower, Chairman and CEO

There can be no assurance that any evaluation will result in one or more transactions or other strategic change or outcome. The Company has not set a timetable for the conclusion of its evaluation of strategic alternatives and it does not intend to comment further unless and until the Board has approved a specific course of action or the Company has otherwise determined that further disclosure is appropriate or required by law.

2023 and 2024 Development Outlook

During the first half of 2023, the Company plans to reduce drilling operations from six to four drilling rigs. The Company regularly assesses the financial viability of its capital development plan to ensure its cohesion with the broader market dynamic. Accordingly, the Company intends to continue to align its 2023 and 2024 plans with the evolving economic environment as appropriate.

Production (MBoe/d)	2023	2024
● Average production rate	47 – 53	70 - 76
● Exit production rate	58 – 66	72 - 80
Capex ($mm)
● Gross Operated Wells TIL	135 – 145	105 - 110
● Capital Expenditures D, C, E & F	$1,100 - $1,200	$850 - $900

● Capital Expenditures, Infra/Land/Other	$50 - $60	$20 - $30
● Total Capital Expenditures	$1,150 - $1,260	$870 - $930
Unit Measures ($/Boe)
● Lease Operating Expenses	$5.25 - $5.75	$5.00 - $5.50
● General & Administrative	$0.75 - $1.00	$0.60 - $0.80

HighPeak President, Michael Hollis, commented, “We have substantially de-risked our highly contiguous acreage blocks and have positioned the Company for future, consistent strong returns. Our highly oil-weighted production stream coupled with our capital efficiency helps drive our industry leading margins which truly differentiates our assets from those of our peers. It is a testament to the quality of our asset base and the hard work of our great team that we can continue to both increase production and, at the same time, decrease expenses by utilizing fewer rigs.”

Investor Presentation

When available, a copy of this press release and the Company’s January 2023 investor presentation may be found on its website at www.highpeakenergy.com.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy,” the “Company” or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control. For example, the Company’s review of strategic alternatives may not result in a sale of the Company, a recommendation that a transaction occur or result in a completed transaction, and any transaction that occurs may not increase shareholder value, in each case as a result of such risks and uncertainties.

These risks and uncertainties include, among other things, the results of the strategic review being undertaken by the Company’s Board and the interest of prospective counterparties, the Company’s ability to realize the results contemplated by the 2023 and 2024 guidance contained herein, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Use of Projections

The financial, operational, industry and market projections, estimates and targets in this press release (including production, operating expenses and capital expenditures in future periods) are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial, operational, industry and market projections, estimates and targets, including assumptions, risks and uncertainties described in “Cautionary Note Regarding Forward-Looking Statements” above. These projections are speculative by their nature and, accordingly, are subject to significant risk of not being actually realized by the Company. Projected results of the Company for 2024 are particularly speculative and subject to change. Actual results may vary materially from the current projections, including for reasons beyond the Company’s control. The projections are based on current expectations and available information as of the date of this release. The Company undertakes no duty to publicly update these projections except as required by law.

Drilling Locations

The Company has estimated its drilling locations based on well spacing assumptions and upon the evaluation of its drilling results and those of other operators in its area, combined with its interpretation of available geologic and engineering data. The drilling locations actually drilled on the Company’s properties will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any drilling activities conducted on these identified locations may not be successful and may not result in additional proved reserves. Further, to the extent the drilling locations are associated with acreage that expires, the Company would lose its right to develop the related locations.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.